Exhibit 23.2
CONSENT OF CAWLEY, GILLESPIE & ASSOCIATES, INC.
Vitesse Energy, Inc.
5619 DTC Parkway, Suite 700
Greenwood Village, CO 80111

The undersigned hereby consents to the incorporation by reference in the Registration Statement No. 333- 269202 on Form S-8 and Registration Statement No. 333-276821 on Form S-3 for Vitesse Energy, Inc., each as may be amended from time to time, of information from, and the inclusion of, our report dated January 23, 2025, with respect to the estimates of reserves and future net revenues of Vitesse Energy, Inc., as of December 31, 2024, which is included as an exhibit to this Annual Report on Form 10-K for the year ended December 31, 2024 of Vitesse Energy, Inc. filed with the Securities and Exchange Commission.

CAWLEY, GILLESPIE & ASSOCIATES, INC.

/s/ W. Todd Brooker, P.E.
President

Austin, Texas
March 11, 2025